UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2007 (September 6, 2007)

CAMINOSOFT CORP.
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-12312	95-3880130
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

600 Hampshire Road, Suite 105
Westlake Village, California 91361
(Address of principal executive offices and Zip Code)

(805) 370-3100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL AGREEMENT

On September 6, 2007, CaminoSoft Corp. (the “Company”) and its wholly-owned subsidiary CC Merger Corp. (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”) with Shea Development Corp. (“Shea”), pursuant to which the holders of Shea Common Stock will receive common stock of the Company, holders of Shea Series A Preferred Stock will receive 3,800,000 shares of the Company’s Series A Preferred Stock: and holders of Shea Series B Preferred Stock , will receive 4,600,000 shares of Company Series B Preferred Stock. The Company Series A and Series B Preferred Stock (the “Company Preferred Stock”), will have the same terms and conditions as the Shea Series A and Series B Preferred Stock except that the conversion ratio will be adjusted to reflect agreement exchange ratio.

At Closing, the Company will assume and adopt the Shea 2007 Stock Option and Performance Awards Plan (the “Shea Option Plan”) and will assume all outstanding stock options issued under the Shea Option Plan and all outstanding Shea warrants will be assumed by the Company, all of which are subject to adjustment by the exchange ratio. Prior to Closing, the Company will terminate its stock option plan, terminate all of its outstanding stock options, and all of its outstanding warrants.

Upon the Merger the shareholders of the Company will retain 4.99% of the fully diluted capital stock after giving effect to shares of the Company’s Common Stock (i) to be issued to the holders of Shea Common Stock; (ii) issuable upon conversion of the Company Preferred Stock; (iii) issuable upon exercise of the newly issued options and warrants; and (iv) which will be issued or issuable in connection with financing to be undertaken between the signing of the Agreement and Closing with gross proceeds of at least $6,000,000 at a per share price of not less than $0.50.

Prior to the merger the Company will cause the holders of its outstanding Notes and Convertible Debentures to convert such debt instruments into shares of Company common stock. In addition, holders of the Company’s Common Stock shall be entitled to receive in respect of each share of Company Common Stock, warrants to purchase 0.333 shares of Company Common Stock following the consummation of the Merger at an exercise price of 110% per share of the share issuance price of the most recent private placement of Shea prior to the Closing Date.

Upon the terms and conditions set forth in the Agreement, Merger Sub will be merged with and into Shea, and Shea will become a wholly owned subsidiary of the Company. At the Effective Time the directors and officers of the Company will resign and the directors and officers of Shea at the Effective Time will become the directors and officers of the Company. The Closing under the Agreement is subject to customary closing including regulatory approvals, the filing and effectiveness of a Joint Proxy-Registration Statement and the approval of the shareholders of both companies. The parties anticipate that the Closing will occur during the fourth quarter of 2007.

Copies of the Agreement and the press release announcing the entering into the Agreement are filed as Exhibit 10.1 and Exhibit 99.1, respectively, to this Current Report on Form 8-K and the information set forth therein is incorporated herein by reference and constitutes a part of this

Report. The foregoing outline of the terms of the Agreement is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.1

Exhibits

Exhibit No.	Title
10.1	Agreement and Plan of Merger

99.1	Press Release of Shea dated September 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 11th day of September, 2007.

CAMINOSOFT CORP. By: /s/ Stephen Crosson Stephen Crosson Chief Financial Officer and Chief Operating Officer